EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-172742 on Form S-8, of our report dated April 29, 2013, relating to the consolidated financial statements of Camelot Information Systems Inc. and its subsidiaries (collectively, the “Group”) and related financial statement schedule of Camelot Information Systems Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Group’s adoption of the authoritative guidance on the presentation of comprehensive income), and our report dated April 29, 2013,  relating to the effectiveness of the Group’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Group’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 20-F of Camelot Information Systems Inc. for the year ended December 31, 2012.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

April 29, 2013